La Jolla Pharmaceutical Company Announces Financial Results for the
Three and Nine Months Ended September 30, 2016 and Recent Corporate Progress

SAN DIEGO, CA - November 3, 2016 - La Jolla Pharmaceutical Company (NASDAQ: LJPC) (the Company or La Jolla), a leader in the development of innovative therapies intended to significantly improve outcomes in patients suffering from life-threatening diseases, today reported financial results for the three and nine months ended September 30, 2016 and recent corporate progress.

Recent Corporate Progress

In September 2016, La Jolla reported positive results from a multicenter, open-label, dose-escalation Phase 1 trial of LJPC-401, the Company’s novel formulation of synthetic human hepcidin, in patients at risk for iron overload due to conditions such as hereditary hemochromatosis (HH), beta thalassemia, sickle cell disease (SCD) and myelodysplastic syndrome (MDS). Fifteen patients were dosed at escalating dose levels ranging from 1 to 20 mg. LJPC-401 was well tolerated, and there were no dose-limiting toxicities observed. A dose-dependent, statistically significant reduction in serum iron was observed (p=0.008 for dose response; not adjusted for multiple comparisons). At the 20 mg dose level, LJPC-401 reduced serum iron by an average of 58.1% from baseline to hour 8 (p=0.001; not adjusted for potential regression to the mean effect), and serum iron had not returned to baseline through day 7 (21.2% reduction from baseline to the end of day 7).

In September 2016, La Jolla reached agreement with the European Medicines Agency (EMA) on the design of a pivotal trial of LJPC-401, the Company’s novel formulation of synthetic human hepcidin. The pivotal trial will be a randomized, controlled, multicenter trial in beta thalassemia patients suffering from iron overload, a major unmet need in an orphan patient population. The primary endpoint will be a clinically relevant measurement directly related to iron overload. La Jolla plans to initiate this pivotal trial in mid-2017.

In October 2016, the EMA Committee for Orphan Medicinal Products (COMP) issued a positive opinion recommending LJPC-401, synthetic human hepcidin, for designation as an orphan medicinal product for the treatment of SCD.

“The first nine months of 2016 have been productive for La Jolla, highlighted by continued enrollment of our ATHOS 3 Phase 3 trial of LJPC-501 and encouraging results from our Phase 1 trial of LJPC-401, which demonstrated a clear dose-dependent effect of LJPC-401 on serum iron, a clinically important measure,” said George Tidmarsh, M.D., Ph.D., La Jolla’s President and Chief Executive Officer. “We look forward to building on this positive momentum, with the anticipation of reporting results from our ATHOS 3 Phase 3 trial of LJPC-501 in the first quarter of 2017 and initiation of our pivotal trial for LJPC-401 in mid-2017.”

Results of Operations

As of September 30, 2016, La Jolla had $85.0 million in cash and cash equivalents, compared to $126.5 million as of December 31, 2015. The decrease in cash and cash equivalents was primarily due to net cash used for operating activities. Based on current operating plans and projections, La Jolla believes that its current cash and cash equivalents are sufficient to fund operations into 2018.

La Jolla’s net cash used for operating activities for the nine months ended September 30, 2016 was $40.1 million, compared to net cash used for operating activities of $16.7 million for the same period in 2015. La Jolla’s net loss for the three and nine months ended September 30, 2016 was $21.3 million and $53.3 million, or $1.23 per share and $3.10 per share, respectively, compared to a net loss of $10.5 million and $30.1 million, or $0.70 per share and $1.99 per share, respectively, for the same periods in 2015. During the three and nine months ended September 30, 2016, La Jolla recognized contract revenue of approximately $44,000 and $531,000, respectively. The net loss includes non-cash, share-based compensation expense of $3.9 million and $11.0 million for the three and nine months ended September 30, 2016, respectively, compared to $3.1 million and $10.3 million, respectively, for the same periods in 2015.

The increases in net cash used for operating activities and net loss in the 2016 periods as compared to the 2015 periods were primarily due to increased development costs associated with our ATHOS 3 Phase 3 trial of LJPC-501 in patients with catecholamine-resistant hypotension and our Phase 1 trial of LJPC-401 in patients with iron overload.

About La Jolla Pharmaceutical Company

La Jolla Pharmaceutical Company is a biopharmaceutical company focused on the discovery, development and commercialization of innovative therapies intended to significantly improve outcomes in patients suffering from life-threatening diseases. The Company has several product candidates in development. LJPC-501 is La Jolla’s proprietary formulation of angiotensin II for the potential treatment of catecholamine-resistant hypotension. LJPC-401 is La Jolla’s novel formulation of synthetic human hepcidin for the potential treatment of conditions characterized by iron overload, such as hereditary hemochromatosis, beta thalassemia, sickle cell disease and myelodysplastic syndrome. LJPC-30S is our next-generation gentamicin derivative program that is focused on therapeutics for the potential treatment of serious bacterial infections as well as rare genetic disorders, such as cystic fibrosis and Duchenne muscular dystrophy. For more information on La Jolla, please visit www.ljpc.com.

Forward Looking Statement Safe Harbor

This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or the Company’s future results of operations. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from these forward-looking statements. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties, and other factors are described in greater detail in the Company’s filings with the U.S. Securities and Exchange Commission (SEC), all of which are available free of charge on the SEC’s web site www.sec.gov. These risks include, but are not limited to, risks relating to: the timing for commencement of clinical studies, the anticipated timing for completion of such studies, and the anticipated timing for regulatory actions; the success of future development activities; potential indications for which the Company’s product candidates may be developed; and the expected duration over which the Company’s cash balances will fund its operations. Subsequent written and oral forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in the Company's reports filed with the SEC. The Company expressly disclaims any intent to update any forward-looking statements.

LA JOLLA PHARMACEUTICAL COMPANY
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue
Contract revenue - related party	$44	$647	$531	$647
Total revenue	44	647	531	647
Expenses
Research and development	16,992	7,781	42,111	19,637
General and administrative	4,349	3,353	11,868	11,122
Total expenses	21,341	11,134	53,979	30,759
Loss from operations	(21,297)	(10,487)	(53,448)	(30,112)
Other income, net	46	13	150	33
Net loss	$(21,251)	$(10,474)	$(53,298)	$(30,079)
Basic and diluted net loss per share	$(1.23)	$(0.70)	$(3.10)	$(1.99)
Shares used in computing basic and diluted net loss per share	17,211	14,899	17,211	15,129

LA JOLLA PHARMACEUTICAL COMPANY
Condensed Consolidated Balance Sheets
(in thousands, except share and par value amounts)

	September 30, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$85,035	$126,467
Restricted cash	200	237
Prepaid clinical expenses	105	223
Prepaid expenses and other current assets	1,396	618
Total current assets	86,736	127,545
Property and equipment, net	2,566	1,732
Other assets	219	70
Total assets	$89,521	$129,347

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,998	$2,506
Accrued expenses	3,917	1,224
Accrued payroll and related expenses	1,321	1,090
Total current liabilities	7,236	4,820
Shareholders’ equity:
Common Stock, $0.0001 par value; 100,000,000 shares authorized, 18,254,009 and 18,244,009 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	2	2
Series C-1[2] Convertible Preferred Stock, $0.0001 par value; 11,000 shares authorized, 3,906 shares issued and outstanding at September 30, 2016 and December 31, 2015, and liquidation preference of $3,906 at September 30, 2016 and December 31, 2015	3,906	3,906
Series F Convertible Preferred Stock, $0.0001 par value; 10,000 shares authorized, 2,737 shares issued and outstanding at September 30, 2016 and December 31, 2015, and liquidation preference of $2,737 at September 30, 2016 and December 31, 2015	2,737	2,737
Additional paid-in capital	657,464	646,408
Accumulated deficit	(581,824)	(528,526)
Total shareholders’ equity	82,285	124,527
Total liabilities and shareholders’ equity	$89,521	$129,347

Company Contact

George F. Tidmarsh, M.D., Ph.D.
President & Chief Executive Officer
La Jolla Pharmaceutical Company
Phone: (858) 207-4264
Email: gtidmarsh@ljpc.com

and

Dennis M. Mulroy
Chief Financial Officer
La Jolla Pharmaceutical Company
Phone: (858) 433-6839
Email: dmulroy@ljpc.com